AGREEMENT FOR THE SALE OF GOODS

This Agreement for the Sale of Goods ("Agreement") made and effective this December 23, 2006, by and between Rogue Silicates Inc. 7234 N. Applegate Rd. Grants Pass, Or. 97527 ("Seller") and Advanced Mineral Technologies Inc. ("Buyer").

Seller desires to sell to Buyer, and Buyer desires to purchase tram Seller, certain tangible personal property. This Agreement is to insure AMT material should the market exceed what they anticipate and they are not yet in a position to purchase all the Rogue properties. It is agreed that Rogue will drill and block out ore as needed.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. Sale. Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to purchase pyrophyllite clay as needed.

2. Price. Buyer shall pay Seller for the Goods the sum of Fifty Dollars ($50.00) per ton. Buyer shall make payment of the purchase price in full within thirty (30) days following delivery of the Goods by Seller as provided herein, subject to Buyer's right of inspection as set forth in Section 4 below. In the event that the purchase price is not timely paid, in addition to its other remedies, Seller may impose, and Buyer shall pay a late payment charge equal to one percent (1 %) of the overdue amount each month.

3. Shipping. Seller shall deliver the goods to a shipper (selected by Buyer) as follows: Buyer shall be solely responsible (or the expenses associated with shipping. The risk of loss from any casualty to the Goods, regardless of the cause, shall be upon Buyer upon the delivery of the Goods to Buyer's shipper as set forth herein.

4. Right of Inspection. Buyer shall have the right to inspect the clay at the mine site. In the event the Goods do not conform to this Agreement, Buyer's sole remedy and Seller's sole obligation shall be at Seller's option to replace the Goods at Seller's expense or credit Buyer the amount of the purchase price for the non-conforming goods.

5. Identification of Goods. Identification of the Goods shall not be deemed to have been made until both Buyer and Seller have specified that the Goods are to be appropriated to the performance of this Agreement.

6. Warranty: EXCEPT AS SET FORTH HEREIN, SELLER MAKES NO WARRANTY TO BUYER WITH RESPECT TO THE GOODS, AND BUYER DISCLAIMS ALL OTHER
WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR
PURPOSE.

7. Transfer of Title. Title to and ownership of the goods shall not pass from Seller to Buyer until Buyer has paid in full the purchase price to Seller.

8. Limitation of Liability. In no event shall Seller be liable for any special, indirect, incidental or consequential damages arising out of or connected with this Agreement or the Goods, regardless of whether a claim is based on contract, tort, strict liability or otherwise, nor shall Buyer's damages exceed the amount of the purchase price of the Goods.

9. Taxes. Buyer shall payor reimburse Seller as appropriate for any sales, use, excise or other tax , imposed or levied with respect to the payment of the purchase price for the Goods or the f conveyance of title in the Goods to Buyer. In no event shall Buyer be responsible for any tax imposed upon Seller based upon Seller's income or for the privilege of doing business.

10. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and, shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Seller: Rogue Silicates Inc. 7234N. Applegate Rd. Grants Pass Or.
97527

If to Buyer: Advanced Mineral Technologies Inc. 233 Rogue River Hwy. Box 1074, Grants Pass, Or. 97527

11. Governing: Law. , This Agreement shall be construed and enforced in accordance with the laws of the state of Oregon.

12. Final Agreement. . This Agreement terminates and superse4es all prior understandings or agreements on the subject matter hereof. This Agreement maybe modified only by a further writing that is duly executed by both parties.

13. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be: invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

14. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


Rogue Silicates Inc.                   Advanced Mineral Technologies
Inc.

By:/s/Raymond Huckaba                  By:/s/Charles Hamilton
---------------------                  ----------------------
Raymond Huckaba                        Charles Hamilton
President                              President